Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF

WESTMORELAND COAL COMPANY

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

               WESTMORELAND COAL COMPANY, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”),

               DOES HEREBY CERTIFY:

               1):   That the Board of Directors duly adopted resolutions proposing to amend the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the vote of stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

FOURTH: The aggregate number of shares of all classes of stock which the corporation has authority to issue is 35,000,000, of which (a) 5,000,000 shall be Preferred Stock of the par value of $1 per share, issuable in series, and (b) 30,000,000 shall be Common Stock of the par value of $2.50 per share.

*    *    *

               2):   That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with the Delaware General Corporation Law.

               3):   That said amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

               IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 23rd day of August, 2007.

WESTMORELAND COAL COMPANY

By: /s/ Diane S. Jones
Name: Diane S. Jones
Title: Secretary